Exhibit 99.1

Contacts:

Patrick Machado	Anne Bowdidge
Chief Business & Financial Officer	Sr. Director, Investor Relations
(415) 829-4101	(650) 218-6900

MEDIVATION ANNOUNCES A 2-FOR-1 FORWARD SPLIT OF ITS COMMON STOCK

San Francisco, CA – August 28, 2012 – Medivation, Inc. (Nasdaq: MDVN) today announced a 2-for-1 forward split of its common stock with a Record Date of September 7, 2012. The forward split will take effect on the Payable Date, September 21, 2012, and Medivation’s common stock will begin trading on a post-split basis on the NASDAQ Global Market on September 24, 2012.

On the Payable Date, every one (1) share of the Company’s pre-split common stock held by a shareholder as of the Record Date, including shares subject to outstanding stock options and shares available for grant under the Company’s equity incentive plans, will automatically be split into two (2) shares of the Company’s post-split common stock. The forward split will affect all stockholders uniformly and will not affect any stockholder’s ownership percentage. Additional information regarding the forward split can be found in Medivation’s definitive proxy statement filed with the Securities and Exchange Commission on June 1, 2012.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel therapies to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their families. For more information, please visit us at www.medivation.com.